Exhibit 12.1
Centex Corporation
Computation of Ratio of Earnings to Fixed Charges
(Dollars in thousands, except ratios)

	Six Months Ended September 30,		Fiscal Years Ended March 31,(1)
	2008	2007	2008	2007	2006	2005	2004
Total Enterprise:

Earnings
Earnings (Loss) from continuing operations (2)	$(394,792)	$(1,220,058)	$(2,875,158)	$106,786	$1,880,738	$1,394,606	$1,031,854
Minority interests in income of consolidated subsidiaries	344	829	1,333	2,587	3,469	2,467	3,723
Undistributed (income) loss from equity investments	12,589	(1,103)	104,479	79,615	6,298	(3,717)	(16,023)
Fixed charges	123,376	182,550	312,277	421,491	321,733	236,001	182,945
Interest capitalized	98,831	(132,465)	(238,203)	(308,023)	(232,860)	(176,874)	(115,186)
Amortization of capitalized interest	53,463	145,794	314,017	246,579	171,189	131,937	89,144

Net Earnings (Loss)	$(106,189)	$(1,024,453)	$(2,381,255)	$549,035	$2,150,567	$1,584,420	$1,176,457

Fixed Charges
Interest expense including amortization of debt discount (3)	$118,526	$175,500	$302,577	$407,391	$312,133	$228,501	$176,645
Interest factor attributable to rentals	4,850	7,050	9,700	14,100	9,600	7,500	6,300

Total Fixed Charges	$123,376	$182,550	$312,277	$421,491	$321,733	$236,001	$182,945

Ratio of Earnings to Fixed Charges (5)	0.0	0.0	0.0	1.30	6.68	6.71	6.43

Coverage Deficiency	$229,565	$1,207,003	$2,693,532

Total Enterprise (with financial services reflected on the equity method): (4)

Earnings
Earnings (Loss) from continuing operations (2)	$(394,792)	$(1,220,058)	$(2,875,158)	$106,786	$1,880,738	$1,394,606	$1,031,854
Undistributed (income) loss from equity investments	50,680	38,010	242,632	(4,915)	(78,167)	(99,689)	(181,801)
Fixed charges	114,230	143,233	255,297	326,663	252,929	201,252	158,020
Interest capitalized	98,831	(132,465)	(238,203)	(308,023)	(232,860)	(176,874)	(115,186)
Amortization of capitalized interest	53,463	145,794	314,017	246,579	171,189	131,937	89,144

Net Earnings (Loss)	$(77,588)	$(1,025,486)	$(2,301,415)	$367,090	$1,993,829	$1,451,232	$982,031

Fixed Charges
Interest expense including amortization of debt discount (3)	$110,680	$138,433	$248,197	$317,063	$246,229	$196,352	$154,720
Interest factor attributable to rentals	3,550	4,800	7,100	9,600	6,700	4,900	3,300

Total Fixed Charges	$114,230	$143,233	$255,297	$326,663	$252,929	$201,252	$158,020

Ratio of Earnings to Fixed Charges (5)	0.0	0.0	0.0	1.12	7.88	7.21	6.21

Coverage Deficiency	$191,818	$1,168,719	$2,556,712

(1)	The ratios presented in this table have been adjusted to reflect our home services operations (sold in April 2008), Construction Services (sold in March 2007), Home Equity (sold in July 2006), International Homebuilding (sold in September 2005), Construction Products (spun off in January 2004), and Manufactured Homes (spun off in June 2003) as discontinued operations.

(2)	Earnings (Loss) from Continuing Operations are Before Income Taxes and Cumulative Effect of a Change in Accounting Principle adopted in fiscal 2004.

(3)	Excludes interest related to our unrecognized tax benefits as such interest is included as a component of the income tax provision.

(4)	Represents a supplemental presentation that reflects the Financial Services segment as if accounted for under the equity method. We believe that separate disclosure of the consolidating information is useful because the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand alone basis; and we have limited obligations with respect to the indebtedness of our Financial Services subsidiaries. Management uses this information in its financial and strategic planning. We also use this presentation to allow investors to compare us to homebuilders that do not have financial services operations.

(5)	Earnings were inadequate to cover fixed charges for the six months ended September 30, 2008 and 2007 and for the fiscal year ended March 31, 2008.